Exhibit 99.1

PAVmed Appoints Shaun O’Neil as Chief Operating Officer

NEW YORK, February 24, 2022 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a diversified commercial-stage medical technology company and parent of cancer prevention company Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid”), today announced the appointment of Shaun O’Neil to serve as Executive Vice President and Chief Operating Officer, overseeing diverse corporate operations and commercial activities across the Company and its subsidiaries. Mr. O’Neil has served as PAVmed’s Chief Commercial Officer and Executive Vice President, Business Development since joining the Company in 2018. He will serve on the Company’s Executive Committee and as an executive officer pursuant to Section 16(a) of the Securities Exchange Act of 1934.

“Mr. O’Neil has been an invaluable member of our company and its leadership team since joining us nearly four years ago, including playing a central role in our transition to a commercial enterprise,” said Lishan Aklog M.D., PAVmed’s Chairman and Chief Executive Officer. “He has built a solid and rapidly expanding commercial infrastructure—including sales, marketing, and market access—most notably for Lucid and its products, as well as nascent commercial teams for other commercial and near-commercial products. He has also played important roles in numerous other critical corporate initiatives, including the launch of our Lucid Test Center network, our transition to a dedicated CLIA-certified laboratory and in various business development activities. His deep involvement in operational and commercial activities across the breadth of the company make him the ideal candidate to serve as our inaugural COO, a position launched to accommodate our rapid growth to nearly one hundred employees over the past year.”

“I am energized to take on this expanded role at such an exciting time for PAVmed and its subsidiaries,” said Mr. O’Neil. “We are in as strong a position as ever to execute on our strategic plan, drive commercialization of our products and grow long-term shareholder value. That strength is built on a solid balance sheet, groundbreaking technologies, and the best team in the industry. I look forward helping execute on our vision to transform PAVmed into a leading global medical technology company.”

Mr. O’Neil has served as PAVmed’s Chief Commercial Officer and Executive Vice President, Business Development since 2018. Prior to PAVmed, Mr. O’Neil brought to PAVmed more than fifteen years of sales and marketing leadership, and product and business development expertise in both startup and established companies, including a particularly strong track record in growing sales and increasing market share for innovative medical devices. From 2011 to 2018 Mr. O’Neil held various sales and marketing leadership positions with AngioDynamics (Nasdaq: ANGO), a leading provider of innovative medical devices used by interventional radiologists, interventional cardiologists, surgeons, and other physicians for the minimally invasive diagnosis and treatment of cancer and peripheral vascular disease. Prior to AngioDynamics, he served in various sales, marketing and engineering roles at Aycan Medical Systems, a privately held medical imaging company, Harris Interactive and Quality Solutions Group. Mr. O’Neil received a bachelor’s degree in Business Administration from Alfred University and an M.B.A. from the Rochester Institute of Technology.

About PAVmed

PAVmed Inc. is a diversified commercial-stage medical technology company operating in the medical device, diagnostics and digital health sectors. Its major subsidiary, Lucid Diagnostics Inc. (Nasdaq: LUCD), markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device—the first and only commercial tools for widespread early detection of esophageal precancer to prevent esophageal cancer deaths. Another major subsidiary, Veris Health Inc., is a digital health company developing the first intelligent implantable vascular access port with biologic sensors and wireless communication to improve personalized cancer care through remote patient monitoring. PAVmed’s CarpX® Minimally Invasive Device for Carpal Tunnel Syndrome is currently in limited commercial release. The product pipeline also includes the EsoCure™ Esophageal Ablation Device with Caldus™ Technology, which complements EsoGuard and EsoCheck, the NextFlo™ Intravenous Infusion Set, the PortIO™ Implantable Intraosseous Vascular Access Device, novel pediatric ear tubes, mechanical circulatory support technology and glucose monitoring. For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube. For more information on our majority owned subsidiary, Lucid Diagnostics Inc., please visit www.luciddx.com, follow Lucid on Twitter, and connect with Lucid on LinkedIn. For detailed information on EsoGuard, please visit www.EsoGuard.com and follow us on Twitter, Facebook and Instagram.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock; PAVmed’s Series W and Series Z warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s clinical and preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s and products once cleared and commercialized; PAVmed’s ability to raise additional funding as needed; and other competitive developments. In addition, PAVmed has been monitoring the COVID-19 pandemic and the pandemic’s impact on PAVmed’s businesses. PAVmed expects the significance of the COVID-19 pandemic, including the extent of its effect on its financial and operational results, to be dictated by, among other things, the success of efforts to contain the pandemic and the impact of such efforts on PAVmed’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report filed with the Securities and Exchange Commission. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts

Investors

Adrian K. Miller

PAVmed Inc.

AKM@PAVmed.com

Media

Shani Lewis

LaVoieHealthScience

(609) 516-5761

PAVmed@lavoiehealthscience.com